Exhibit 10.14

CONFIDENTIAL

December 1, 2017

Via Email

Michael Nanko, Ph.D.

Dear Michael:

I am pleased to extend an offer of employment for the position of President and Chief Operating Officer for AAC Holdings, Inc. (the “Company”).  This position will be designated as a Section 16 policy-making officer position, and you will be a key member of the Senior Executive team.  We believe you share our enthusiasm for the opportunities that lie ahead and that you bring the ability and professionalism to assist and share in our continued growth and success.  This letter will serve to confirm the details of our offer.

Employment Date:	January 1, 2018 or as mutually agreed
Reporting Relationship:	Michael T. Cartwright, Chairman and Chief Executive Officer and the Board of Directors of AAC Holdings, Inc.
Base Salary:	Initial base annual pay shall be set at $557,500.
Cash Bonus Incentives:

A one-time cash signing bonus of $150,000 to be paid within thirty (30) days of initial date of employment.

You are eligible to earn a cash bonus incentive of up to $300,000 annually to be paid in accordance with similar bonus payments for other Senior Executives.  The incentive plan is based on financial and operating performance of the Company as well as your individual performance.  Specific performance targets will be determined in collaboration with Michael T. Cartwright and Darrell Freeman, the Company’s Lead Independent Director.

Equity Consideration:

Initial grant of 50,000 shares of restricted stock, which shares will vest in annual increments over three years.  You will be eligible for additional grants of restricted stock in amounts commensurate with other Senior Executive members on an annual basis as recommended by Michael T. Cartwright and approved by the Compensation Committee of the Board of Directors.

Salary Adjustment:

Salary adjustments are evaluated on an annual basis.  Multiple factors are included in the determination of salary adjustments, if any, including individual performance, team performance, and attainment of company performance goals, market conditions, and leadership discretion.

Benefits:

You will be eligible to participate in the Company’s group insurance plan for executives.  Detailed information on the plan offerings and applicable costs will be provided under separate cover.

The following are components of the American Addiction Centers’ benefit program:

•Group Medical with Prescription Drug Coverage

•Group Dental

•Group Vision

•Company provided employee life insurance and AD&D

•Voluntary employee and family life insurance

•Voluntary employee and family AD&D insurance

•Voluntary Short-Term and Long-Term Disability insurance

401(k):

You will be eligible to participate in the American Addiction Centers’ 401(k) plan.  In this plan, the company provides a 50% match on employee contributions up to 6% (employer match is subject to vesting schedule).  You then have an opportunity to allocate additional contributions to the plan up to the IRS contribution limit per year. Our plan is administered through John Hancock.

ESPP:	You will be eligible to participate in the AAC Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”) in accordance with the terms of the ESPP. Enrollment in this plan is offered twice per year.
Third Party Agreements:

In accepting this job offer, you represent and warrant to the Company that you have a good faith belief that you are not a party to any agreement that would preclude you from employment at the Company, and you believe that your employment at the Company will not cause you to violate any contractual obligation you have with any third-party.  You agree to indemnify, defend and hold harmless the Company and its affiliates from and against any and all direct or indirect damages, losses, liabilities, claims, actions or causes of action and all costs and expenses (including, without limitation, attorneys’ fees, interest and penalties) resulting from or arising out of allegations or claims that you have violated or breached any agreement with any third party by accepting employment with the Company or because of your employment with the Company.

As discussed at the time this offer of employment was made, based on qualifications presented on your application form and in your job interview, this offer is extended contingent on the successful completion of a drug screen, background, and reference check. Omissions, false or misleading statements or misrepresentation of facts are grounds for rescinding this offer.  Nothing contained in this letter is intended to create, nor shall it be construed to create, a contract of employment.  Under no circumstances should you reveal or otherwise provide information to anyone which would thereby disclose to such person(s) the terms and conditions of employment as set forth above.  Your employment with our company is “at will”, which means that either you or the Company may terminate the relationship at any time.

I hope that this captures the essential elements of our offer to your satisfaction.  We truly are looking forward to your joining our team.  If you have any questions, please let me know.

Sincerely,

/s/ Michael T. Cartwright

Michael T. Cartwright

Chairman and Chief Executive Officer

I accept this offer of employment and understand that this offer is contingent upon the successful completion of a drug and background screen.

/s/ Michael NankoDecember 4, 2017

Michael Nanko, Ph.D.Date